Exhibit 99.1

BioTime, Inc. Reports Second Quarter 2015 Results and Recent Developments

ALAMEDA, Calif.--(BUSINESS WIRE)--August 10, 2015--BioTime, Inc. (NYSE MKT:BTX) today reported financial results for the second quarter ended June 30, 2015 and provided a corporate update.

“BioTime’s management team has sharpened its focus on our high priority programs,” said Dr. Michael D. West, BioTime’s Chief Executive Officer. “Our strategy for achieving the leadership role in regenerative medicine includes: continuing to advance the ongoing clinical trials of our products that are expected to address large unmet patient needs, collaborating with high-quality corporate partners and leading academic medical institutions, financial de-risking by leveraging various sources of non-dilutive financing, adding experienced biopharma executives to our teams at both BioTime and our subsidiaries, and progressively unlocking shareholder value in our subsidiaries. We continue to make progress with our several clinical programs in cell therapies, cell delivery matrices, and cancer diagnostics.”

2015 Highlights

Through the second quarter, BioTime and its subsidiaries have reported the following progress on key products and programs.

Cell Therapies

Cell Cure Neurosciences Ltd.

  Cell Cure Neurosciences, Ltd. (Cell Cure Neurosciences) is currently enrolling patients at Hadassah University Medical Center in Jerusalem, Israel, in a clinical Phase I/IIa dose-escalation study evaluating the safety and efficacy of OpRegen® for geographic atrophy (GA), the severe stage of the dry form of age-related macular degeneration (dry-AMD). Dry-AMD represents nearly 90% of AMD prevalence and currently has no FDA-approved therapy. The Phase I/IIa clinical trial is designed with four cohorts and allows for interim data readouts.
  Cell Cure Neurosciences presented preclinical efficacy data for its lead product candidate, OpRegen® at the annual meeting of the Association for Research in Vision and Ophthalmology (ARVO) in May. The findings demonstrated the product’s potential to preserve vision and retinal structure when transplanted into the leading animal model of retinal disease.
  In May, Cell Cure Neurosciences was awarded a grant for 2015 of 6.24 million shekels (approximately $1.61 million) from Israel’s Office of the Chief Scientist (OCS) to help finance the development of OpRegen®. The OCS has previously supported Cell Cure Neurosciences, providing grants totaling approximately $8.0 million to date in non-dilutive funding.

Asterias Biotherapeutics, Inc. (NYSE MKT: AST)

  Asterias Biotherapeutics, Inc. (Asterias) promoted Edward Wirth, M.D., Ph.D. to Chief Medical Officer.
  In June, Asterias announced that the first patient had been dosed at the Atlanta-based Shepherd Center in a Phase I/IIa clinical trial evaluating the activity of escalating amounts of AST-OPC1 (oligodendrocyte progenitor cells) in newly injured patients with sensory and motor complete cervical spinal cord injury (SCI). The Phase I/IIa trial is part of the planned registration program for AST-OPC1, with neurologically complete cervical SCI as the first targeted indication.
  Also in June, Asterias announced positive long-term follow-up data from a Phase II clinical trial of AST-VAC1 in patients with acute myelogenous leukemia (AML). The results showed that more than 50% of those who received AST-VAC1 had prolonged relapse-free survival, even patients with high-risk AML, including those over 60 years of age and patients in second remission. The data were presented during an oral presentation at the annual meeting of the American Society of Clinical Oncology (ASCO) in May.
  Asterias was added to the Russell 3000®, Russell Global, and Russell Microcap® Indexes on June 26, 2015 as part of Russell Investments’ annual reconstitution of its comprehensive set of U.S. and global equity indexes. The Russell indexes are widely used by investment managers and institutional investors for index funds and they serve as benchmarks for passive and active investment strategies.
  During the second quarter, Asterias raised a total of $14.5 million in aggregate gross proceeds through various private and public offerings, as well as receiving $1.1 million from the California Institute of Regenerative Medicine (CIRM) in accordance with a quarterly disbursement schedule under the $14.3 million grant award related to the AST-OPC1 development program. Year-to-date payments from CIRM total $3.3 million in non-dilutive funding.

Cell Delivery Matrices

  Earlier this year, BioTime announced the successful treatment of the first patient in the Company’s pivotal clinical trial in Europe of Renevia™ for HIV-associated lipoatrophy, which was chosen as the clearest regulatory pathway as the first indication. Patient enrollment is ongoing with completion of enrollment in the trial expected by early next year. Renevia™, BioTime’s proprietary cell delivery matrix, is specifically designed to facilitate the stable engraftment and proliferation of transplanted cells.
  The results of the Renevia™ trial could ultimately lead to a submission in 2016 for CE Mark approval in Europe for the treatment of HIV-associated facial lipoatrophy. Positive outcomes of this trial could greatly accelerate the potential development of future therapeutics for other lipoatrophy-related conditions, as well as the potential to expand the use of BioTime’s cell delivery matrices for a number of additional cell types.

Cancer Diagnostics Platform

OncoCyte Corporation

  William Annett was named Chief Executive Officer of OncoCyte Corporation (OncoCyte) on June 16, 2015. Bill has extensive experience as a CEO of diagnostics companies and as an executive with Genentech and Accenture, among other companies. His deep experience with product commercialization at leading companies is of particular importance as OncoCyte prepares to launch its first liquid biopsy cancer diagnostic test, currently scheduled for 2016.
  OncoCyte also reported positive results from its proprietary, non-invasive, liquid biopsies diagnostics at the American Association for Cancer Research (AACR) for bladder and breast cancer and the American Thoracic Society (ATS) for lung cancer diagnostics.
  OncoCyte announced the appointment of Andrew Arno to its Board of Directors on July 15, 2015. Mr. Arno’s depth of experience in the capital markets, as well as advising emerging companies is expected to greatly benefit the company.

Additional Updates

LifeMap Solutions, Inc.

  LifeMap Solutions, Inc. (LifeMap Solutions) continues to extend its lead as the premier commercial entity building on the new ResearchKit software framework developed by Apple, Inc. As previously announced in the first quarter, LifeMap Solutions launched the Asthma Health app. Asthma Health serves as the interface for participants in a large-scale medical asthma research study with the Icahn School of Medicine at Mount Sinai. In the second quarter, the Company posted initial user-behavior findings to the official ResearchKit blog; these initial findings showed the app's user-retention numbers to be comparable to those of top-charting apps like social networks.
  In collaboration with the Mount Sinai - National Jewish Health Respiratory Institute, the Company has also developed a clinical-care app that empowers Chronic Obstructive Pulmonary Disease (COPD) patients to manage their condition under the oversight of a physician. This app, COPD Navigator, continues in its pilot program at Mount Sinai. The company has announced that it will build additional clinical-care apps to manage different chronic conditions.

Patents

  In the first half of 2015, BioTime was notified of the issuance of 27 new patents that add to over 700 patents and patent applications filed world wide and licensed or owned by the BioTime family of companies in the field of regenerative medicine. The new patents, either issued or licensed to BioTime or certain of its subsidiaries, includes seven U.S. patents, as well as twenty additional patents issued in Europe, Japan, Canada and Singapore.

Financial Results

Revenue

BioTime’s operating revenues are currently generated from research grants, licensing fees and royalties from the sale of Hextend®, and advertising from the marketing of the LifeMap Sciences, Inc.’s (LifeMap Sciences) online database products, and from the sale of hydrogels and stem cell products for research.

Total consolidated revenues for the six months ended June 30, 2015, on a consolidated basis, total revenues were $3.3 million, up $1.1 million or 50% from $2.2 million for the same period one year ago. The increase in revenues is primarily attributable to a $0.9 million increase in grant income primarily from Israel’s Office of the Chief Scientist and CIRM.

Expenses

Consolidated operating expenses for the second quarter were $15.2 million, compared to $13.9 million for the same period in 2014. General and administrative (G&A) expenses for the second quarter were $6.2 million, compared to $4.8 million in the second quarter a year ago. The $1.4 million increase is in part a result of increased staffing at Asterias and at LifeMap Solutions.

Operating expenses for the six months ended June 30, 2015 were $29.7 million, compared to expenses of $26.0 million for the same period of 2014. Excluding Asterias’ operating expense of $10.8 million, BioTime’s expenses alone total $18.9 million. The increase in operating expenses is primarily attributable to increase in staffing and increased expenditures in the Asterias, OncoCyte, and LifeMap Solutions product development programs offset in part by a reduction in development expenses in BioTime’s HyStem® hydrogel and the OrthoCyte and ReCyte Therapeutics product development programs.

Net Loss

Net loss attributable to BioTime for the three months ended June 30, 2015 was $9.7 million, including deferred income tax benefits of $1.3 million. For the same period in 2014, net loss was $9.5 million, including deferred income tax benefits of $1.5 million. On a per share basis, net loss for the second quarter in 2015 was $0.12 per share, compared to a net loss of $0.16 per share for the same period in 2014.

Net loss attributable to BioTime common shareholders for the six months ended June 30, 2015 was $19.9 million or $0.25 per share, compared to a net loss of $17.6 million or $0.29 per share per share for the same period in 2014. The increase in net loss is primarily attributed to increased expenditures in the Asterias, OncoCyte, and LifeMap Solutions product development programs offset in part by a reduction in development expenses in BioTime’s HyStem® hydrogel and the OrthoCyte and ReCyte Therapeutics product development programs. This increase is to some extent offset by the $2.4 million income tax benefit recorded as of June 30, 2015 and $2.9 million in the same period in 2014.

Net losses attributable to BioTime include losses from BioTime majority owned subsidiaries based upon BioTime’s percentage ownership of those subsidiaries.

Balance Sheet and Subsequent Financing Events

Cash and cash equivalents totaled $31.5 million as of June 30, 2015, compared to $29.5 million as of December 31, 2014. The cash on hand as of June 30, 2015 includes $21.2 million held by Asterias and other subsidiaries.

During the six months ended June 30, 2015, BioTime and certain of its subsidiaries raised approximately $24.0 million of additional equity capital and $5.2 million in non-dilutive funding as follows:

Asterias

  $2.8 million gross proceeds from the sale of Asterias AST common stock in “at-the-market” transactions;
  $5.5 million in aggregate gross proceeds from the public offering and concurrent private placement of Asterias’ common stock;
  $11.7 million from the exercise of 5,000,000 outstanding Asterias common share purchase warrants originally issued in June 2014;
  $3.3 million in non-dilutive funding from CIRM.

BioTime

  $621,000 from the exercise of BioTime options by employees.

Cell Cure Neurosciences

  $1.9 million in non-dilutive funding from the OCS.

OncoCyte

  $3.3 million from the sale of 3,000,000 of OncoCyte common stock to long-term OncoCyte investors.

About BioTime

BioTime, Inc., a pioneer in regenerative medicine, is a clinical-stage biotechnology company. BioTime and its subsidiaries are leveraging their industry-leading experience in pluripotent stem cell technology and a broad intellectual property portfolio to facilitate the development and use of cell-based therapies and gene marker-based molecular diagnostics for major diseases and degenerative conditions for which there presently are no cures. The lead clinical programs of BioTime and its subsidiaries include OpRegen®, currently in a Phase I/IIa trial for the treatment of the dry form of age-related macular degeneration; AST-OPC1, currently in a Phase I/IIa trial for spinal cord injuries; Renevia™, currently in a pivotal trial in Europe as an injectable matrix for the engraftment of transplanted cells to treat HIV-related lipoatrophy; and PanC-Dx™ cancer diagnostics, nearing the completion of initial clinical studies for the detection of bladder, breast, and lung cancers. AST-VAC2, a cancer vaccine, is in the preclinical trial stage.

BioTime’s subsidiaries include the publicly traded Asterias Biotherapeutics, Inc. (NYSE MKT: AST), developing pluripotent stem cell-based therapies in neurology and oncology, including AST-OPC1 and AST-VAC2; Cell Cure Neurosciences Ltd., developing stem cell-based therapies for retinal and neurological disorders, including OpRegen®; OncoCyte Corporation, developing PanC-Dx™ cancer diagnostics; LifeMap Sciences, Inc. (LifeMap Sciences), developing and marketing an integrated online database resource for biomedical and stem cell research; LifeMap Solutions, Inc., a subsidiary of LifeMap Sciences, developing mobile health (mHealth) products; ES Cell International Pte Ltd, which has developed cGMP-compliant human embryonic stem cell lines that are being marketed by BioTime for research purposes under the ESI BIO branding program; OrthoCyte Corporation, developing therapies to treat orthopedic disorders, diseases and injuries; and ReCyte Therapeutics, Inc., developing therapies to treat a variety of cardiovascular and related ischemic disorders.

BioTime common stock is traded on the NYSE MKT under the symbol BTX. For more information, please visit www.biotimeinc.com or connect with the company on Twitter, LinkedIn, Facebook, YouTube, and Google+.

FORWARD-LOOKING STATEMENTS

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for BioTime and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the business of BioTime and its subsidiaries, particularly those mentioned in the cautionary statements found in BioTime's Securities and Exchange Commission filings. BioTime disclaims any intent or obligation to update these forward-looking statements.

To receive ongoing BioTime corporate communications, please click on the following link to join our email alert list: http://news.biotimeinc.com

BIOTIME, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)

	June 30, 2015	December 31,
	(Unaudited)	2014
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$31,465	$29,487
Trade accounts and grants receivable, net	979	1,042
Inventory	297	266
Landlord receivable	2,771	378
Prepaid expenses and other current assets	1,492	1,232
Total current assets	37,004	32,405

Equipment, net and construction in progress	5,652	2,858
Deferred license fees	282	337
Deposits	446	443
Other long-term assets	6	10
Intangible assets, net	36,220	38,848
TOTAL ASSETS	$79,610	$74,901

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$6,604	$6,803
Capital lease liability, current portion	58	58
Related party convertible debt, net of discount	238	60
Deferred grant income	1,932	-
Deferred license and subscription revenue, current portion	360	208
Total current liabilities	9,192	7,129

LONG-TERM LIABILITIES
Deferred tax liabilities, net	2,067	4,515
Deferred rent liabilities, net of current portion	36	97
Lease liability	3,331	378
Capital lease liability, net of current portion	3	31
Other long-term liabilities	30	28
Total long-term liabilities	5,467	5,049

Commitments and contingencies

SHAREHOLDERS' EQUITY
Series A Convertible Preferred Stock, no par value, authorized 2,000 shares as of June 30, 2015 and December 31, 2014; 70 issued and outstanding as of June 30, 2015 and December 31, 2014	3,500	3,500
Common shares, no par value, authorized 125,000 shares as of June 30, 2015 and December 31, 2014; 83,281 issued and 78,387 outstanding as of June 30, 2015 and 83,122 issued and 78,228 outstanding at December 31, 2014	235,555	234,850
Accumulated other comprehensive income/(loss)	(131)	186
Accumulated deficit	(202,055)	(182,190)
Treasury stock at cost: 4,894 shares at June 30, 2015 and at December 31, 2014	(19,890)	(19,890)
BioTime, Inc. shareholders' equity	16,979	36,456
Non-controlling interest	47,972	26,267
Total shareholders' equity	64,951	62,723
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$79,610	$74,901

BIOTIME, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
REVENUES:
License fees	$357	$300	$676	$594
Royalties from product sales	117	76	274	174
Grant income	1,437	640	2,130	1,216
Sale of research products and services	98	91	188	189
Total revenues	2,009	1,107	3,268	2,173

Cost of sales	(260)	(252)	(525)	(383)

Gross Profit	1,749	855	2,743	1,790

OPERATING EXPENSES:
Research and development	(9,059)	(9,081)	(18,383)	(17,470)
General and administrative	(6,186)	(4,836)	(11,365)	(8,503)
Total operating expenses	(15,245)	(13,917)	(29,748)	(25,973)
Loss from operations	(13,496)	(13,062)	(27,005)	(24,183)

OTHER INCOME/(EXPENSE):
Interest income/(expenses), net	4	(10)	(79)	(18)
Other income, net	225	165	35	234
Total other income/(expenses), net	229	155	(44)	216

LOSS BEFORE INCOME TAX BENEFIT	(13,267)	(12,907)	(27,049)	(23,967)

Deferred income tax benefit	1,271	1,513	2,448	2,862

NET LOSS	(11,996)	(11,394)	(24,601)	(21,105)

Net loss attributable to noncontrolling interest	2,305	1,874	4,736	3,496

NET LOSS ATTRIBUTABLE TO BIOTIME, INC.	(9,691)	(9,520)	(19,865)	(17,609)

Dividends on preferred shares	(52)	(34)	(52)	(34)

NET LOSS ATTRIBUTABLE TO BIOTIME, INC. COMMON SHAREHOLDERS (1)	$(9,743)	$(9,554)	$(19,917)	$(17,643)

BASIC AND DILUTED NET LOSS PER COMMON SHARE (1)	$(0.12)	$(0.16)	$(0.25)	$(0.29)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING: BASIC AND DILUTED	78,362	61,498	78,312	59,887

(1) Basic and diluted loss per common share is calculated using "Net loss attributable to BioTime, Inc. common shareholders."

BIOTIME, INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(IN THOUSANDS)
(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

NET LOSS	$(11,996)	$(11,394)	$(24,601)	$(21,105)

Other comprehensive loss, net of tax:
Change in foreign currency translation and other comprehensive income/(loss) from equity investments:
Foreign currency translation loss	(317)	(41)	(318)	(148)
Unrealized gain/(loss) on available-for-sale securities, net of taxes	-	1	1	(1)

COMPREHENSIVE LOSS	(12,313)	(11,434)	(24,918)	(21,254)

Less: Comprehensive loss attributable to noncontrolling interest	(2,305)	(1,874)	(4,736)	(3,496)

COMPREHENSIVE LOSS ATTRIBUTABLE TO BIOTIME, INC. COMMON SHAREHOLDERS BEFORE PREFERRED STOCK DIVIDEND	(10,008)	(9,560)	(20,182)	(17,758)

Preferred stock dividend	(52)	(34)	(52)	(34)

COMPREHENSIVE LOSS ATTRIBUTABLE TO BIOTIME, INC. COMMON SHAREHOLDERS(1)	$(10,060)	$(9,594)	$(20,234)	$(17,792)

(1) Comprehensive loss includes foreign currency translation loss of $317,000 and $318,000 for the three and six months ended June 30, 2015, respectively and translation loss of $41,000 and $148,000 for the same periods in the prior year, respectively which arise entirely from the translation of foreign subsidiary financial information for consolidation purposes and therefore not used in the calculation of basic and diluted loss per common share. Comprehensive loss does not include dividends on preferred shares.

CONTACT:
BioTime, Inc.
Dan L. Lawrence, 510-521-3390 ext. 349
dlawrence@biotimemail.com
or
Investor Contact:
EVC Group, Inc.
Michael Polyviou, 646-445-4800
mpolyviou@evcgroup.com